Name of Registrant:
Templeton Emerging Markets Fund

File No. 811-04985

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund
(the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street, Fort Lauderdale, Florida, on March 1, 2013. The purposes of the meeting was to elect four (4) Trustees; the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2013; and a shareholder proposal requesting the Fund's Board of Trustees institute transparent procedures to avoid holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Charles B. Johnson, Gregory E. Johnson, Frank A. Olson and Constantine D. Tseretopoulos* and the ratification of PricewaterhouseCoopers LLP. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:


Proposal 1.  The election of four Trustees:


                               % of       % of             % of    % of Shares
			    outstanding	 Shares         outstanding Present and
Term Expiring 2016     For     shares    Voted   withheld   shares    Voting
Charles B. Johnson  13,961,336	77.20%   91.53%  1,291,942  7.14%    8.47%
Gregory E. Johnson  14,281,231	78.97%   93.63%    972,047  5.37%    6.37%
Frank A. Olson      14,239,499	78.73%   93.35%  1,013,779  5.61%    6.65%
Constantine D. 	    14,298,653	79.06%   93.74%    954,625  5.28%    6.26%
Tseretopoulos


* Harris J. Ashton, Ann Torre Bates, Frank J. Crothers, Edith E. Holiday,
J. Michael Luttig, David W. Niemiec,  Larry D. Thompson and Robert E. Wade.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2013.

			Shares Voted	% of outstanding Shares	      % of Voted Shares
For			15,127,010		83.64%			 98.71%
Against	     		   106,676		 0.59%			  0.70%
Abstain	       		    89,806		 0.50%			  0.59%
Total			15,323,492		84.73%			100.00%




Proposal 3. A shareholder proposal requesting the Fund's Board of Trustees institute transparent procedures to avoid holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity.

			Shares Voted	% of outstanding Shares	      % of Voted Shares
For			 1,451,808		 8.03%			 19.94%
Against	     		 5,682,386		31.42%			 78.06%
Abstain	       		   145,538		 0.80%			  2.00%
Total			 7,279,732		40.25%			100.00%